Exhibit 99.1

AMENDMENT No. 1 TO Employment AGREEMENT

THIS AMENDMENT, effective May 1, 2019, (this “Amendment”) to the Employment Agreement dated September 1, 2010, (the “Employment Agreement”) is entered into by and between Desert Hawk Gold Corp., a Nevada corporation, (the “Company”) and Rick Havenstrite, an individual (the “Employee”)

RECITALS:

WHEREAS, the parties have entered into the Employment Agreement which provides for an initial base salary of $120,000 per annum;

WHEREAS, the parties now wish to amend the Employment Agreement to increase the amount of the base salary;

WHEREAS, the Board of Directors of the Company has approved the increase of the base salary;

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

SECTION 1. Definitions. Reference is hereby made to the Employment Agreement for a statement of the terms thereof. All terms used in this Amendment which are used but not otherwise defined herein shall have the same meanings herein as set forth in the Employment Agreement.

SECTION 2. Amendment. Section 5(a) of the Employment Agreement is amended to read as follows:

The Employee’s annual base salary shall be $144,000 (the “Base Salary”). The base salary shall be payable in equal installments in accordance with the Employer’s standard payroll practices. The Employee’s annual base salary shall be further reviewed no less frequently than annually for increases in the discretion of the Compensation Committee and/or Board, taking into account the compensation level for employees with similar skills and responsibilities at companies comparable to the Employer, the financial condition of the Employer, and the Employee’s value to the Employer relative to other members of the executive management of the Employer; provided, however, that at no time during the term of this Agreement shall the Employee’s base salary be decreased from the base salary then in effect except as part of an general program of salary adjustment by the Employer applicable to all vice presidents and above. All references to “Initial Base Salary” are hereby changed to reference this Base Salary.

SECTION 3. Effective Date. The effective date of this Agreement and the increase in base salary shall be May 1, 2019.

SECTION 4. General Provisions.

(a) Except as amended hereby, the Employment Agreement shall continue to be, and shall remain, in full force and effect. This Amendment shall not be deemed (i) to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Employment Agreement or (ii) to prejudice any right or rights which the parties may now have or may have in the future under or in connection with the Employment Agreement or any of the instruments or agreements referred to therein, as the same may be amended, restated, supplemented or otherwise modified from time to time.

(b) The terms of the Employment Agreement are incorporated herein by reference and shall form a part of this Amendment as if set forth herein in their entirety.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed the respective day and year written below.

COMPANY:	Desert Hawk Gold Corp.

Date: June 28, 2019	By	/s/ Howard Crosby
Howard Crosby, Executive Chairman

EMPLOYEE:

Date: June 28, 2019	/s/ Rick Havenstrite
Rick Havenstrite